SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

January 31, 2006

Date of Report (Date of earliest event reported)

HEARST-ARGYLE TELEVISION, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	1-14776	74-2717523
(State or Other Jurisdiction Of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

888 Seventh Avenue

New York, New York 10106

(Address of Principal Executive Offices)  (Zip Code)

(212) 887-6800

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Section 1 – Registrant’s Business and Operations

Item 1.01.  Entry into a Material Definitive Agreement.

The Company entered into agreements dated March 8, 2000 and  June 30, 2004 with Lifetime Entertainment Services (“Lifetime”), an entity owned 50% by an affiliate of The Hearst Corporation and 50% by The Walt Disney Company, whereby (i) the Company assists Lifetime in securing distribution and subscribers for the Lifetime Television, Lifetime Movie Network and/or Lifetime Real Women programming services (the “Lifetime Services”); and (ii) Lifetime acts as the Company’s agent with respect to the negotiation of its agreements with cable, satellite and certain other multi-channel video programming distributors.

On December 30, 2005, the Company entered into a retransmission consent agreement (the “EchoStar Agreement”) with EchoStar Satellite L.L.C. (“EchoStar”) for the non-exclusive retransmission by EchoStar of the Company’s owned and operated stations’ broadcast signals.

On January 31, 2006,  in connection with a joint negotiation by EchoStar with Lifetime and with the Company, respectively, for EchoStar’s carriage of the Lifetime Services and EchoStar’s retransmission of the Company’s owned and operated stations, (i) the Company and EchoStar revoked the EchoStar Agreement and entered into a replacement agreement which is substantially similar to the EchoStar Agreement except that it provides, among other things, that EchoStar will not pay the Company cash consideration and (ii) the Company and Lifetime amended and restated their June 30, 2004 agreement to amend, among other things, the compensation payable by Lifetime to the Company.  The Company believes that the pricing under the amended and restated agreement with Lifetime constitutes competitive information and intends to seek confidential treatment of that information.  The Company estimates that the aggregate annual consideration amount payable by Lifetime to the Company under the June 30, 2004 agreement as amended (which takes into account consideration relating to numerous agreements with multichannel video programming distributors) will be less than 2.5% of the Company’s estimated 2006 net operating revenues.

Item 1.02.  Termination of a Material Definitive Agreement.

See description above.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

HEARST-ARGYLE TELEVISION, INC.

	By:	/s/Steven A. Hobbs
Name: Steven A. Hobbs
Title: Executive Vice President, Chief Legal and Development Officer

Date: January 31, 2006